Exhibit 10.58

Description of Non-Employee Director Compensation

The following table shows the cash and equity compensation levels for the non-employee directors of Freddie Mac that were in effect in 2007.

Board Service
Cash Compensation
Annual Retainer	$60,000
Annual Supplemental Retainer for Lead Director	100,000
Per Meeting Fee	1,500
Initial and Annual Equity Compensation(1)
RSUs	$120,000
Committee Service (Cash)
Annual Retainer for Committee Chair (other than Audit)	$10,000
Annual Retainer for Audit Committee Chair	30,000
Per Meeting Fee (other than Audit)	1,500
Per Meeting Fee for Audit Committee Members	3,000
Per Interview Fee for Director Recruiting	1,500
Per Interview Fee for Litigation-Related Interviews(2)	1,500
Supplemental Payments to Working Group, Effective September 7, 2007
Annual Retainer for Members of Current Working Group(3)	$40,000

(1)	Newly elected and newly appointed non-employee directors during their first term received initial grants of RSUs with a fair market value of approximately $120,000 on the date of the annual stockholders’ meeting, or, if the election or appointment occurred midterm, on the date of such director’s election or appointment, prorated based on the number of whole months from the date of election or appointment until the next expected stockholders’ meeting.
(2)	No such fees were paid in 2007.
(3)	On September 7, 2007, the Board approved the payment of an annual retainer of $40,000 to each member of the working group that was formed in May 2007 to lead the Board’s efforts on management succession planning matters (the “Current Working Group”). Members of the Current Working Group are Robert Glauber, Geoffrey Boisi, Thomas Johnson and Shaun O’Malley. The retainer is paid in equal quarterly installments, beginning with the fourth quarter of 2007. On September 7, 2007, the Board also approved a supplemental payment of $20,000 to each member of the Current Working Group in recognition of the Current Working Group’s services from May to September 2007 and a supplemental payment of $20,000 to each member of a prior working group (the “Original Working Group”) in recognition of the Original Working Group’s services from December 2006 to April 2007 on succession planning for the Chief Executive Officer. Members of the Original Working Group were Messrs. Boisi, Johnson and O’Malley.